EXHIBIT 1

CUSIP No. 247368103	Page 1 of 1 Page

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of October 10, 2023, that only one statement containing the information required by Schedule 13D, and each amendment thereto, need be filed with respect to the ownership of each of the undersigned of shares of common stock of Delta Apparel, Inc., a Georgia corporation, and the statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

FORAGER FUND, LP

By:	Forager Capital Management, LLC,
its General Partner

By:	/s/ Robert MacArthur
Robert MacArthur Managing Partner

FORAGER CAPITAL MANAGEMENT, LLC

By:	/s/ Robert MacArthur
Robert MacArthur Managing Partner

ROBERT MACARTHUR

/s/ Robert MacArthur

EDWARD KISSEL

/s/ Edward Kissel

TIMOTHY BROG

/s/ Timothy Brog